Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                      Press Release

For Immediate Release

Numerex Reports First Quarter 2012 Financial Results
24%Year-Over-Year Growth in M2M Subscription Base To 1.52 Million
Non-GAAP EPS Increased 25% Year-Over-Year

ATLANTA, GA May 2, 2012—Numerex Corp (NASDAQ:NMRX), a leading provider of business services, technology, and products for the worldwide machine-to-machine (M2M) market, today announced financial results for its first quarter ended March 31, 2012.

“The first quarter marked a solid start to the year reaching a milestone in cumulative subscriptions surpassing 1.5 million, which reflected 24% year over year growth from the end of first quarter of 2011. As a result, we are maintaining our annual subscription growth guidance of 25% to 30%,” said Stratton Nicolaides, chairperson and CEO of Numerex. "Recurring revenues grew at 12.4% in the first quarter and are expected to improve significantly over the course of the year, beginning with the second quarter, and align with our growth guidance of 18% to 23%, which we affirm.

Financial metrics for the first quarter of 2012 include:
($ millions, except as noted*)
	Three Months Ended
	March 31
	2012	2011
Recurring revenue and support	10.1	9.0
Embedded device and hardware revenue	4.4	4.8
Gross margin	46.7%	44.2%
Non-GAAP earnings	1.6	1.2
Non-GAAP earnings per fully diluted share (EPS)	0.10	0.08
GAAP earnings*	321,000	230,000
GAAP earnings per fully diluted share (EPS)	0.02	0.01
New subscriptions	83,000	53,000
Total subscriptions	1,521,000	1,224,000

Mr. Nicolaides noted, “The Company increased earnings by over 30% compared to the first quarter of last year, as a result of improved margins and operating leverage. This favorable result was achieved even considering significant investment in engineering and in business and product development.”

The Company’s First Quarter Financial Highlights:

•	During the quarter ended March 31, 2012, the Company added 83,000 subscriptions, as compared to 53,000 subscriptions added in the first quarter of 2011.

•
Reported revenues of $14.5 million in the first quarter of 2012, compared to $13.8 million in first quarter of 2011.  During the quarter ended March 31, 2012, the Company reported recurring revenues of $10.1 million, up 12% from $9.0 million during the first quarter of 2011. Total revenues of $14.5 million include $68,000 generated by ‘Other Services’ in the three months ended March 31, 2012 compared to $301,000 during the same period in 2011.  Given the immaterially of this segment, it will no longer be separately categorized in the Statement of Operations.

•	Consolidated gross margin for the three months ended March 31, 2012 was 46.7% compared to 44.2% in the first quarter in 2011, an improvement due to revenue mix and contribution margin.

•
Total GAAP operating expenses were $6.4 million for the three months ended March 31, 2012 compared to $5.8 million in the first quarter of 2011. Total non-GAAP operating expenses, excluding non-cash compensation expenses were $6.0 million during the first quarter of 2012 compared to $5.6 million in the year ago period. The year over year increase in operating expense was primarily due to additional investment in engineering resources to support future growth.

•	GAAP net earnings for the three months ended March 31, 2012 were $321,000 or $0.02 per fully diluted share compared to $230,000 or $0.01 per fully diluted share last year, a 40% increase.

•
Non-GAAP net earnings for the three months ended March 31, 2012 were $1.6 million or $0.10 per fully diluted share compared to $1.2 million or $0.08 per fully diluted share during the first quarter of 2011, an improvement of 30%. A reconciliation of this measure to GAAP results has been provided in the financial table below and further discussion of this measure as compared to GAAP is included elsewhere in the press release.

•	As of March 31, 2012, Numerex reported cash and cash equivalents of $9.2 million and long-term debt of $4.2 million.

The Company’s Operational Highlights Include:

•
Unveiled Numerex new Location-Based Services (LBS) platform, which provides enterprises with secure, scalable solutions for monitoring, tracking and recovering a wide variety of mobile assets. This new platform addresses the needs of agriculture, transportation, construction and many other industries seeking to rapidly implement cost-effective tracking and monitoring solutions for mobile or semi-mobile assets.

•
Launched Numerex M2M interactive platform. The new capabilities - including web services application program interfaces, website integration, and integrated smartphone applications - are part of the highly configurable, intelligent, cloud-based Platform as a Service (PaaS) that supports interactive data, location, and messaging services.

•	Received the 2011 Product of the Year Award from Satellite Spotlight, a leading website delivering satellite technology news, for Numerex Satellite FLEX™.

•
Selected as one of the Top 40 Innovative Technology Companies in Georgia by the Technology Association of Georgia (TAG), the state's leading association dedicated to the promotion and economic advancement of Georgia's technology industry.

Mr. Nicolaides concluded, “We enter the second quarter with a strong pipeline driven by the introduction of new products and the commercialization and launch of several customer solutions, which we expect will favorably impact revenues and earnings. Numerex remains well positioned to leverage its infrastructure by delivering comprehensive M2M services to a broad range of customers through its horizontal platforms.”

Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 9:00 a.m. Eastern Time. Please dial (866) 548-2693 or, if outside the U.S. and Canada, (904) 271-2002 to access the conference call at least five minutes prior to the 9:00 a.m. ET start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section.  An audio replay will be available via the Numerex web site beginning two hours after the call end.  You can also listen to a replay of the call by dialing (888) 284-7564 or (904) 596-3174 if outside the U.S. and Canada and entering code number 277121.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of machine-to-machine (M2M) business services, technology, and products used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that includes hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). Customers typically subscribe to device management, network, and application services through hosted platforms. Business services enable the development of efficient, reliable, and secure solutions while simplifying and speeding up deployment through streamlined processes and comprehensive integration services. Numerex is ISO 27001 information security-certified. "Machines Trust Us®" represents the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring subscription revenues; the risks that a substantial portion of revenues derived from government contracts may be terminated by the government at any time; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; disruption in key supplier relationships and/or related services; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Q1, 2012 vs. Q1, 2011
	03/31/12	03/31/11	Change	% Change
Net revenues:
Recurring revenue and support	$10,108	$8,995	$1,113	12%
Embedded devices & hardware	4,424	4,773	(349)	-7%
Total net revenues:	14,532	13,768	764	6%
Cost of recurring revenue and support	4,130	3,756	374	10%
Cost of embedded devices & hardware	3,619	3,926	(307)	-8%
Gross Profit	6,783	6,086	697	11%
	46.7%	44.2%
Sales and marketing expenses	2,072	2,235	(163)	-7%
General, administrative and legal expenses	2,688	2,212	476	22%
Engineering and development expenses	805	594	211	36%
Depreciation and amortization	815	775	40	5%
Operating earnings	403	270	133	49%
Interest expense	(77)	(26)	(51)	196%
Other income	(3)	-	(3)	nm
Earnings before tax	323	244	79	32%
Provision for income tax	2	14	(12)	-86%
Net earnings	$321	$230	$91	40%

Basic earnings per common share	$0.02	$0.02
Diluted earnings per common share	$0.02	$0.01
Number of shares used in per share calculation
Basic	15,189	14,985
Diluted	15,872	15,763

NUMEREX CORP.
Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2012	2011
	unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,012	$9,547
Restricted cash	221	221
Accounts receivable, less allowance for doubtful accounts of $273
at March 31, 2012 and $236 at December 31, 2011:	6,568	6,846
Note receivable	166	165
Inventory net of provision of $568 at March 31, 2012 and $578 at December 31, 2011	6,537	7,057
Prepaid expenses and other current assets	1,536	957
TOTAL CURRENT ASSETS	24,040	24,793

Property and equipment, net	1,333	1,252
Goodwill, net	23,787	23,787
Other intangibles, net	4,575	4,901
Software, net	3,567	3,388
Other assets - long term	3,241	3,307
Deferred tax asset - long term	-	-
TOTAL ASSETS	$60,543	$61,428

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,073	$8,239
Other current liabilities	1,312	1,392
Note payable	2,200	1,200
Deferred revenues	1,151	1,317
Obligations under capital leases	120	237
TOTAL CURRENT LIABILITIES	10,856	12,385

LONG TERM LIABILITIES
Note payable - long term	4,200	4,500
Obligations under capital leases and other long-term liabilities	-	-
Other long term liabilities	332	346
TOTAL LONG TERM LIABILITIES	4,532	4,846

COMMITMENTS AND CONTINGENCIES (Note M)

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000; none issued	-	-
Class A common stock - no par value, authorized 30,000, issued 16,881 shares at March 31, 2012 and 16,691 shares at December 31, 2011;
outstanding 15,320 shares at March 31, 2012 and 15,143 shares
at December 31, 2011	-	-
Class B common stock – no par value; authorized 5,000,000; none issued	-	-
Additional paid-in-capital	67,289	66,634
Treasury stock, at cost, 1,562 shares on March 31, 2012 and December 31, 2011	(8,136)	(8,136)
Accumulated other comprehensive earnings (loss)	(31)	(13)
Retained deficit	(13,967)	(14,288)
TOTAL SHAREHOLDERS' EQUITY	45,155	44,197
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$60,543	$61,428

Reconciliation of Non-GAAP net income

The following table reconciles non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP). These non-GAAP financials use net earnings before non-cash items and litigation related fees as an additional measure of our operating performance.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.  Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude non-cash items and litigation related expenses that we do not believe are indicative of the ongoing operating performance of our business. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP net income for the periods indicated below:

Reconciliation of Non-GAAP Measures
	Three Months Ended
	March 31,
	2012	2011
	(unaudited)

Net earnings	$321	$230

Non-cash compensation	421	193
Depreciation and amortization	815	775
Net earnings before non-cash items	$1,557	$1,198

Basic non-GAAP earnings per common share	$0.10	$0.08
Diluted non-GAAP earnings per common share	$0.10	$0.08
Number of shares used in per share calculation
Basic	15,189	14,985
Diluted	15,872	15,763